ParkOhio Announces Strong Third Quarter 2023 Results

•Net sales of $419 million, increased 9% from $384 million in Q3 2022
◦Record year-to-date sales; expected record full year sales
•GAAP EPS from continuing operations of $0.99 per diluted share, an increase of 71% year-over-year
•Adjusted EPS from continuing operations of $0.99, an increase of 16% year-over-year
•Gross margin from continuing operations improved 300 basis points year-over-year to 16.7%
•Operating income from continuing operations improved to $27 million from $12 million in Q3 2022; Adjusted operating income from continuing operations improved 70% to $27 million from $16 million year-over-year
•EBITDA from continuing operations improved 29% year-over-year to $39 million, operating cash flow was $23 million, and free cash flow was $17 million

CLEVELAND, OHIO, November 1, 2023 — Park-Ohio Holdings Corp. (NASDAQ: PKOH) today announced its results for the third quarter of 2023.

Matthew V. Crawford, Chairman, Chief Executive Officer and President, stated, “Strong financial performance during the third quarter was a tribute to our diversified business model and our commitment to both commercial and operational improvements. I would draw particular attention to our improvement in gross margins and our free cash flow during the quarter. Backlogs remain above historical levels, and demand is stable across most end markets with the notable exception of customers affected by UAW strikes, which will provide a headwind during the fourth quarter. Regardless, we are well positioned to end 2023 as a stronger and more focused company.”

THIRD QUARTER CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the third quarter of 2023, net sales from continuing operations were $418.8 million compared to $383.8 million in the 2022 period, an increase of 9%. Gross margin was 16.7%, an increase of 300 basis points compared to 13.7% in the 2022 third quarter, driven by profit flow-through from our higher sales levels, benefits from completed plant consolidations, and other profit-improvement actions, including increased product pricing.

Income from continuing operations attributable to ParkOhio common shareholders in the third quarter of 2023 was $12.5 million, or $0.99 per diluted share, compared to $7.1 million, or $0.58 per diluted share in the third quarter of 2022. Excluding special items, adjusted EPS from continuing operations was $0.99 per diluted share in the third quarter of 2023 compared to $0.85 per diluted share in the 2022 period. EBITDA from continuing operations totaled $38.5 million in the 2023 third quarter, up 29% year-over-year. Please refer to the tables that follow for a reconciliation of income from continuing operations to adjusted income from continuing operations and a reconciliation of net income to EBITDA, as defined.
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THIRD QUARTER SEGMENT RESULTS FROM CONTINUING OPERATIONS
In our Supply Technologies segment, net sales in the third quarter of 2023 were $192.8 million, an increase of 4% compared to $185.9 million in the third quarter a year ago, due to stronger customer demand in almost all of our key end markets, with the largest increases in the heavy-duty truck and bus, military and civilian aerospace, power sports, and industrial and agricultural equipment markets. Third quarter average daily sales in our supply chain business were up 6.1% compared to the same period a year ago. Sales in our fastener manufacturing business continued to be strong, driven by higher customer demand for our proprietary products. Segment operating income was $15.6 million in the third quarter of 2023 compared to $10.7 million in the third quarter 2022, an increase of 45%. Operating income margin was 8.1% and 230 basis points higher in the 2023 third quarter compared to the same quarter a year ago. These 2023 increases were driven by the higher sales levels, customer price increases and other profit-enhancement actions in this segment.

In Assembly Components, which now excludes the Aluminum Products business that has been reclassified to discontinued operations for all periods presented, net sales were $108.4 million, up 7% compared to $101.0 million in the 2022 third quarter. Segment operating income was $11.2 million in the third quarter of 2023 compared to $2.6 million in the corresponding 2022 quarter. On an adjusted basis, which excludes plant closure and consolidation and other special costs in the 2022 period, operating income was $11.2 million in the 2023 period compared to $3.8 million in the 2022 period. Operating margins were 10.3% and 770 basis points higher year-over-year. The improvement in segment operating results in the 2023 period compared to the same period a year ago was driven by profit flow-through from the higher sales levels and the benefit of profit-improvement initiatives implemented over the past two years, including increased product pricing.

In Engineered Products, net sales were $117.6 million in the 2023 third quarter, up 21% compared to $96.9 million in last year's third quarter, driven by strong demand in both our capital equipment business and our forged and machined products business. In our capital equipment business, sales were up 21% year-over-year, and new equipment backlog totaled $172 million at September 30, 2023 compared to $163 million at December 31, 2022, an increase of 6%. Bookings of new equipment remained strong in the third quarter and totaled $44 million. In our forged and machined products business, third quarter 2023 sales were up 22% compared to the same quarter a year ago, driven by higher customer demand in key end markets, primarily rail and aerospace and defense. Segment operating income in the 2023 third quarter was $7.1 million, compared to $5.8 million in the 2022 third quarter. On an adjusted basis, which excludes plant closure and consolidation, severance and other restructuring costs in the 2022 period, segment operating income was $7.1 million in the third quarter of 2023 compared to $7.2 million in the 2022 period. During the quarter, operating income in our capital equipment business continued to improve year-over-year, as we converted our robust backlog levels into higher sales levels and achieved higher margins driven by implemented operational improvement initiatives. The significant profitability improvement in the capital equipment business was more than offset by lower profitability in our forged and machined products business.

Please refer to the tables that follow for a reconciliation of segment operating income to adjusted segment operating income.

YEAR-TO-DATE CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

In the nine months ended September 30, 2023, net sales from continuing operations were a record $1.3 billion compared to $1.1 billion in the 2022 period, an increase of 14%. Gross margin in the nine months ended September 30, 2023 was 16.3%, an increase of 240 basis points compared to 13.9% in the period in 2022, driven by profit flow-through from our higher sales levels, benefits from completed plant consolidations, and other profit-improvement actions, including increased product pricing.

Income from continuing operations attributable to ParkOhio common shareholders in the nine months ended September 30, 2023 was $27.1 million, or $2.19 per diluted share, compared to $17.2 million, or $1.41 per diluted share in the same period in 2022. Excluding special items, adjusted EPS from continuing operations was $2.55 per diluted share in the nine months ended September 30, 2023 compared to $1.85 per diluted share in the 2022 period, an increase of 38%. EBITDA from continuing operations totaled $104.8 million in the nine months ended September 30, 2023, up 35% year-over-year. Please refer to the tables that follow for a reconciliation of income from continuing operations to adjusted income from continuing operations and a reconciliation of net income to EBITDA, as defined.

DISCONTINUED OPERATIONS

In the fourth quarter of 2022, we made the decision to exit our aluminum products business, which is now classified as a discontinued operation. In December 2022, we entered into a Memorandum of Understanding pursuant to which a third party would purchase the business. As we discussed on our 2022 year-end earnings call, we received a portion of the estimated total purchase price in December 2022, consisting of $20 million in cash and a promissory note in the principal amount of $25 million. In the event a definitive agreement and the sale are not successfully consummated, the promissory note will be canceled, and we will repay the $20 million. During the 2023 third quarter, the net loss from this business totaled $1.4 million. The net book value classified on our balance sheet as net assets held for sale is approximately $68 million as of September 30, 2023.

LIQUIDITY AND CASH FLOW

At September 30, 2023, our total liquidity improved sequentially and was $174.9 million, which included cash on hand of $51.2 million and $123.7 million of unused borrowing availability under our credit arrangements. During the third quarter of 2023, operating cash flow from continuing operations was $23.4 million and free cash flow totaled $16.6 million, as working capital days continue to improve despite the strong sales growth in the quarter.

Effective September 13, 2023, we amended and restated our existing revolving credit facility. The amended facility, which extends the scheduled maturity date from November 26, 2024 to September 13, 2028 (or, if earlier, the date that is 91 days prior to the scheduled maturity of the Company's 2017 Senior Notes), combined with free cash flow expected in 2023, enhances our strong liquidity foundation that will support our current requirements and future growth strategy.

2023 OUTLOOK - CONTINUING OPERATIONS

For 2023, we continue to expect revenues from continuing operations to increase 10-15% year-over-year and expect year-over-year improvement in adjusted operating income; EBITDA, as defined; free cash flow and adjusted EPS in 2023. Our fourth quarter revenues will be negatively impacted by the United Auto Workers (“UAW”) strike, which has affected several OEM customer plants. Although there appears to be tentative agreements between the OEMs and the UAW, it is difficult to estimate the full impact of the strike on our fourth quarter revenues as production ramps back up to normal levels. Our monthly revenue levels from the OEM plants impacted by the strike total approximately $25 to $30 million across our Assembly Components and Supply Technologies segments.
CONFERENCE CALL

A conference call reviewing ParkOhio’s third quarter 2023 results will be broadcast live over the Internet on Thursday, November 2, commencing at 10:00 am Eastern Time. Simply log on to http://www.pkoh.com. An investor presentation is available on the Company's website.

ParkOhio is a diversified international company providing world-class customers with a supply chain management outsourcing service, capital equipment used on their production lines, and manufactured components used to assemble their products. Headquartered in Cleveland, Ohio, ParkOhio operates more than 130 manufacturing sites and supply chain logistics facilities worldwide, through three reportable segments: Supply Technologies, Assembly Components and Engineered Products.

This news release contains forward-looking statements, including statements regarding future performance of the Company, that are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance and achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: our ability to consummate the sale of our Aluminum

Products business for any reason, including the inability to enter into a definitive purchase agreement; the impact supply chain issues such as the global semiconductor micro-chip shortage and logistic issues have on our business, results of operations, financial position and liquidity; our substantial indebtedness; the uncertainty of the global economic environment; general business conditions and competitive factors, including pricing pressures and product innovation; demand for our products and services; the impact of labor disturbances affecting our customers, including the UAW strike; raw material availability and pricing; fluctuations in energy costs; component part availability and pricing; changes in our relationships with customers and suppliers; the financial condition of our customers, including the impact of any bankruptcies; our ability to successfully integrate recent and future acquisitions into existing operations; the amounts and timing, if any, of purchases of our common stock; changes in general economic conditions such as inflation rates, interest rates, tax rates, unemployment rates, higher labor and healthcare costs, recessions and changing government policies, laws and regulations, including those related to the current global uncertainties and crises, such as tariffs and surcharges; adverse impacts to us, our suppliers and customers from acts of terrorism or hostilities, including the conflicts between Russia and Ukraine and in the Middle East, or political unrest, including the rising tension between China and the United States; public health issues, including the outbreak of infectious diseases and any impact on our facilities and operations and our customers and suppliers; our ability to meet various covenants, including financial covenants, contained in the agreements governing our indebtedness; disruptions, uncertainties or volatility in the credit markets that may limit our access to capital; potential disruption due to a partial or complete reconfiguration of the European Union; increasingly stringent domestic and foreign governmental regulations, including those affecting the environment or import and export controls and other trade barriers; inherent uncertainties involved in assessing our potential liability for environmental remediation-related activities; the outcome of pending and future litigation and other claims and disputes with customers; our dependence on the automotive and heavy-duty truck industries, which are highly cyclical; the dependence of the automotive industry on consumer spending; our ability to negotiate contracts with labor unions; our dependence on key management; our dependence on information systems; our ability to continue to pay cash dividends, and the timing and amount of any such dividends; and the other factors we describe under “Item 1A. Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by us that our plans and objectives will be achieved. The Company assumes no obligation to update the information in this release.

CONTACT:	MATTHEW V. CRAWFORD
PARK-OHIO HOLDINGS CORP.
(440) 947-2000

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In millions, except per share data)
Net sales	$418.8	$383.8	$1,270.4	$1,111.3
Cost of sales	348.8	331.4	1,063.1	956.3
Selling, general and administrative expenses	43.0	36.5	135.1	117.2
Restructuring and other special charges	—	4.3	6.6	9.9
Gains on sales of assets	—	—	(0.8)	(2.9)
Operating income	27.0	11.6	66.4	30.8
Other components of pension income and other postretirement benefits expense, net	0.6	2.7	1.9	8.3
Interest expense, net	(11.6)	(9.0)	(33.4)	(23.7)
Income from continuing operations before income taxes	16.0	5.3	34.9	15.4
Income tax (expense) benefit	(3.8)	2.2	(8.5)	2.9
Income from continuing operations	12.2	7.5	26.4	18.3
Loss (income) attributable to noncontrolling interests	0.3	(0.4)	0.7	(1.1)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	12.5	7.1	27.1	17.2
Loss from discontinued operations, net of tax	(1.4)	(4.4)	(4.8)	(7.4)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	$11.1	$2.7	$22.3	$9.8

Income (loss) per common share attributable to Park-Ohio Holdings Corp. common shareholders:
Basic:
Continuing operations	$1.01	$0.58	$2.22	$1.42
Discontinued operations	(0.11)	(0.36)	(0.39)	(0.61)
Total	$0.90	$0.22	$1.83	$0.81
Diluted:
Continuing operations	$0.99	$0.58	$2.19	$1.41
Discontinued operations	(0.11)	(0.36)	(0.39)	(0.61)
Total	$0.88	$0.22	$1.80	$0.80
Weighted-average shares used to compute income (loss) per share:
Basic	12.4	12.1	12.2	12.1
Diluted	12.6	12.2	12.4	12.2

Dividends per common share	$0.125	$0.125	$0.375	$0.375

Other financial data:
EBITDA, as defined	$37.3	$28.5	$100.3	$80.7

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted earnings from continuing operations is a non-GAAP financial measure that the Company is providing in this press release. Adjusted earnings from continuing operations is income from continuing operations calculated in accordance with generally accepted accounting principles ("GAAP"), adjusted for special items. The Company presents this non-GAAP financial measure because management uses adjusted earnings from continuing operations to compare its operating performance on a consistent basis over multiple periods because they remove the impact of certain significant noncash credits or charges and certain infrequent items impacting net income. Adjusted earnings is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, income from continuing operations calculated in accordance with GAAP. Adjusted income from continuing operations herein may not be comparable to similarly titled measures of other companies. The following table reconciles income from continuing operations to adjusted earnings from continuing operations:

	Three Months Ended September 30,				Nine Months Ended September 30,
	2023		2022		2023		2022
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
	(In millions, except for earnings per share (EPS))
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$12.5	$0.99	$7.1	$0.58	$27.1	$2.19	$17.2	$1.41
Adjustments:
Restructuring and other special charges	—	—	3.9	0.32	4.6	0.37	9.2	0.76
Severance	—	—	—	—	1.9	0.15	—	—
Acquisition-related expenses	—	—	0.4	0.03	0.1	0.01	0.7	0.05
Gain on sale of assets	—	—	—	—	(0.8)	(0.06)	(2.9)	(0.24)
Tax effect of above adjustments	—	—	(1.0)	(0.08)	(1.3)	(0.11)	(1.6)	(0.13)
Adjusted earnings	$12.5	$0.99	$10.4	$0.85	$31.6	$2.55	$22.6	$1.85

The following table shows the impact of these adjustments on our segment results (continuing operations):

	Cost of Sales	SG&A	Total	Cost of Sales	SG&A	Total
	(In millions)
	Three Months Ended September 30, 2023			Three Months Ended September 30, 2022
Supply Technologies	$—	$—	$—	$0.8	$0.1	$0.9
Assembly Components[1]	—	—	—	1.2	—	1.2
Engineered Products	—	—	—	—	1.4	1.4
Corporate	—	—	—	—	0.8	0.8
Total continuing operations[1]	$—	$—	$—	$2.0	$2.3	$4.3

	Nine Months Ended September 30, 2023			Nine Months Ended September 30, 2022
Supply Technologies	$—	$0.2	$0.2	$0.8	$0.4	$1.2
Assembly Components[1]	1.5	—	1.5	4.2	—	4.2
Engineered Products	0.2	4.7	4.9	—	2.8	2.8
Corporate	—	—	—	—	1.7	1.7
Total continuing operations[1]	$1.7	$4.9	$6.6	$5.0	$4.9	$9.9

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of September 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

EBITDA, as defined is a non-GAAP financial measure that the Company is providing in this press release. EBITDA, as defined reflects net income attributable to Park-Ohio Holdings Corp. common shareholders before interest expense, income taxes, depreciation and amortization, and also excludes certain charges and corporate-level expenses as defined in the Company's current revolving credit facility. The Company presents this non-GAAP financial measure because management uses EBITDA, as defined to assess the Company's performance and to calculate its debt service coverage ratio under its current revolving credit facility. EBITDA, as defined is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, net income or cash flow information calculated in accordance with GAAP. EBITDA, as defined herein may not be comparable to similarly titled measures of other companies. The following table reconciles net income to EBITDA, as defined:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In millions)
Income from continuing operations attributable to Park-Ohio Holdings Corp. common shareholders	$12.5	$7.1	$27.1	$17.2
Loss from discontinued operations, net of tax	(1.4)	(4.4)	(4.8)	(7.4)
Net income attributable to Park-Ohio Holdings Corp. common shareholders	11.1	2.7	22.3	9.8
Add back:
Interest expense, net	12.6	9.6	35.9	25.8
Income tax expense	3.0	—	6.3	—
Depreciation and amortization	7.9	9.4	23.4	28.2
Stock-based compensation expense	1.6	2.0	4.9	5.4
Restructuring, business optimization and other costs	—	3.9	6.5	9.8
Acquisition-related expenses	—	0.4	0.1	0.7
EBITDA loss attributable to Designated Subsidiary	1.2	—	2.0	—
Other	(0.1)	0.5	(1.1)	1.0
EBITDA, as defined(a)(b)	$37.3	$28.5	$100.3	$80.7

EBITDA from continuing operations	$38.5	$29.9	$104.8	$77.9
EBITDA from discontinued operations	(1.2)	(1.4)	(4.5)	2.8
EBITDA, as defined(a)(b)	$37.3	$28.5	$100.3	$80.7

(a) EBITDA, as defined includes amounts attributable to discontinued operations.
(b) 2022 and 2023 year-to-date EBITDA, as defined does not equal the sum of quarterly amounts due to inclusion/exclusion of certain tax expense/benefit and determination of certain limitations, as calculated pursuant to our Credit Agreement.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2023	December 31, 2022
	(In millions)
ASSETS
Current assets:
Cash and cash equivalents	$51.2	$58.2
Accounts receivable, net	265.8	246.3
Inventories, net	404.2	406.5
Other current assets	141.3	114.2
Current assets held-for-sale - discontinued operations[1]	102.5	107.2
Total current assets	965.0	932.4
Property, plant and equipment, net	182.5	181.1
Operating lease right-of-use assets	46.8	54.7
Goodwill	108.8	108.9
Intangible assets, net	73.8	78.7
Other long-term assets	79.6	80.8
Total assets	$1,456.5	$1,436.6
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$202.1	$221.0
Current portion of long-term debt and short-term debt	12.2	10.9
Current portion of operating lease liabilities	10.9	11.2
Accrued expenses and other	191.8	161.7
Current liabilities held-for-sale - discontinued operations[1]	34.4	43.8
Total current liabilities	451.4	448.6
Long-term liabilities, less current portion:
Long-term debt	659.1	655.1
Long-term operating lease liabilities	36.3	43.7
Other long-term liabilities	22.4	21.3
Total long-term liabilities	717.8	720.1
Park-Ohio Holdings Corp. and Subsidiaries shareholders' equity	276.6	256.5
Noncontrolling interests	10.7	11.4
Total equity	287.3	267.9
Total liabilities and shareholders' equity	$1,456.5	$1,436.6

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of September 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2023	2022
	(In millions)
OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Income from continuing operations	$26.4	$18.3
Adjustments to reconcile income from continuing operations to net cash provided (used) by operating activities from continuing operations:
Depreciation and amortization	23.4	22.7
Stock-based compensation expense	4.9	5.4
Gains on sales of assets	(0.8)	(2.9)

Changes in operating assets and liabilities:
Accounts receivable	(20.2)	(34.0)
Inventories	2.5	(51.2)
Prepaid and other current assets	(30.8)	(2.1)
Accounts payable and accrued expenses	14.2	23.6
Other	4.7	(6.8)
Net cash provided (used) by operating activities from continuing operations	24.3	(27.0)
INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Purchases of property, plant and equipment	(20.8)	(20.0)
Proceeds from sales of assets	2.0	4.0
Business acquisitions, net of cash acquired	(1.2)	(21.9)
Net cash used in investing activities from continuing operations	(20.0)	(37.9)
FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Proceeds from revolving credit facility, net	1.4	90.0
Payments on other debt	(1.4)	(3.1)
Proceeds from other debt	5.1	2.7
Proceeds from (payments on) finance lease facilities, net	0.3	(2.0)
Payments related to prior acquisitions	(2.1)	—
Dividends	(4.9)	(5.3)
Payments of withholding taxes on share awards	(1.9)	(1.3)
Net cash (used) provided by financing activities from continuing operations	(3.5)	81.0
DISCONTINUED OPERATIONS[1]:
Total used by operating activities	(3.4)	(4.4)
Total used by investing activities	(2.0)	(3.7)
Total used by financing activities	(1.9)	(2.5)
Decrease in cash and cash equivalents from discontinued operations	(7.3)	(10.6)
Effect of exchange rate changes on cash	(0.5)	(5.9)
Decrease in cash and cash equivalents	(7.0)	(0.4)
Cash and cash equivalents at beginning of period	58.2	54.1
Cash and cash equivalents at end of period	$51.2	$53.7
Interest paid	$29.6	$18.5
Income taxes paid	$7.1	$1.8

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of September 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented.

Park-Ohio Holdings Corp. and Subsidiaries
Business Segment Information (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
	(In millions)
NET SALES OF CONTINUING OPERATIONS:
Supply Technologies	$192.8	$185.9	$585.9	$530.5
Assembly Components[1]	108.4	101.0	330.8	294.3
Engineered Products	117.6	96.9	353.7	286.5
	$418.8	$383.8	$1,270.4	$1,111.3

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES:
Supply Technologies	$15.6	$10.7	$45.0	$35.4
Assembly Components[1]	11.2	2.6	26.9	0.7
Engineered Products	7.1	5.8	15.3	14.7
Total segment operating income	33.9	19.1	87.2	50.8
Corporate costs	(6.9)	(7.5)	(21.6)	(22.9)
Gains on sales of assets	—	—	0.8	2.9
Operating income	27.0	11.6	66.4	30.8
Other components of pension income and other postretirement benefits expense, net	0.6	2.7	1.9	8.3
Interest expense, net	(11.6)	(9.0)	(33.4)	(23.7)
Income from continuing operations before income taxes[1]	$16.0	$5.3	$34.9	$15.4

(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of September 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Park-Ohio Holdings Corp. and Subsidiaries
Supplemental Non-GAAP Financial Measures (Unaudited)

Adjusted segment operating income (loss) is a non-GAAP financial measure that the Company is providing in this press release. Adjusted segment operating income (loss) is calculated as segment operating income (loss) plus adjustments for plant closure and consolidation, severance and other. The Company presents this non-GAAP financial measure because the business segments have incurred significant restructuring and related expenses during the year-to-date and quarter-to-date periods. Adjusted segment operating income (loss) is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, earnings in accordance with GAAP. Adjusted segment operating income (loss) herein may not be comparable to similarly titled measures of other companies. The following table reconciles adjusted segment operating income (loss) to segment operating income (loss):

	Three Months Ended September 30,
	2023			2022
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$15.6	$—	$15.6	$10.7	$0.9	$11.6
Assembly Components[1]	11.2	—	11.2	2.6	1.2	3.8
Engineered Products	7.1	—	7.1	5.8	1.4	7.2
Corporate	(6.9)	—	(6.9)	(7.5)	0.8	(6.7)
Operating income - continuing operations[1]	$27.0	$—	$27.0	$11.6	$4.3	$15.9

	Nine Months Ended September 30,
	2023			2022
	(In millions)
	As reported	Adjustments	As adjusted	As reported	Adjustments	As adjusted
Supply Technologies	$45.0	$0.2	$45.2	$35.4	$1.2	$36.6
Assembly Components[1]	26.9	1.5	28.4	0.7	4.2	4.9
Engineered Products	15.3	4.9	20.2	14.7	2.8	17.5
Corporate	(21.6)	—	(21.6)	(22.9)	1.7	(21.2)
Gain on sale of assets	0.8	(0.8)	—	2.9	(2.9)	—
Operating income - continuing operations[1]	$66.4	$5.8	$72.2	$30.8	$7.0	$37.8
(1) - Our continuing operations exclude the results of our Aluminum Products business unit, which is held-for-sale as of September 30, 2023 and December 31, 2022 and is presented in discontinued operations for all periods presented. Aluminum Products was previously included in our Assembly Components segment.

Free cash flow is a non-GAAP financial measure that the Company is providing in this press release. The Company presents free cash flow, which it defines as net cash provided by operating activities minus purchases of property, plant and equipment plus proceeds from sales of assets, because management uses free cash flow to measure its performance. Free cash flow is not a measure of performance under GAAP and should not be considered in isolation from, or as a substitute for, amounts calculated in accordance with GAAP. Free cash flow herein may not be comparable to similarly titled measures of other companies. The following tables reconcile net cash provided by operating activities to free cash flow:

Three Months Ended September 30, 2023
(In millions)
Net cash provided by operating activities from continuing operations	$23.4
Less: purchases of property plant and equipment	(7.4)
Plus: proceeds from sales of assets	0.6
Free cash flow	$16.6